Exhibit 4.3

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF

WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF WARRANT AGREEMENT (this “Agreement”), is made as of June 10, 2020, by and among Nebula Acquisition Corporation, a Delaware corporation (“NAC”), Nebula Parent Corp., a Delaware Corporation (“ParentCo”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, NAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 9, 2018 and filed with the United States Securities and Exchange Commission on January 16, 2018 (the “Existing Warrant Agreement,” capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, NAC issued (a) 5,000,000 warrants to the Sponsor (collectively, the “Private Warrants”) to purchase shares of NAC’s Class A common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Public Offering, at a purchase price of $1.50 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share and (b) 9,166,666 warrants to public investors in the Public Offering (collectively, the “Public Warrants,” collectively with the Private Warrants, the “Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on January 5, 2020, a Business Combination Agreement was entered into by and among NAC, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages thereto, ParentCo, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative (as amended, the “BCA”);

WHEREAS, pursuant to the provisions of the BCA, among other things, Merger Sub Corp will merge with and into NAC with NAC surviving such merger as a wholly owned subsidiary of ParentCo (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be converted into the right to receive shares of common stock of ParentCo, par value $0.01 (“ParentCo Common Stock”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of ParentCo Common Stock;

WHEREAS, the Board of Directors of NAC has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, NAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to ParentCo and ParentCo wishes to assume the obligations of NAC under the Existing Warrant Agreement;

WHEREAS, at the closing of the transactions contemplated by the BCA, ParentCo shall change its name from “Nebula Parent Corp.” to “Open Lending Corporation”; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that NAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as NAC and the Warrant Agent may deem necessary or desirable and that NAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. NAC hereby assigns to ParentCo all of NAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the First Effective Time (as defined in the BCA). ParentCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of NAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by NAC to ParentCo pursuant to Section 1.1 hereof effective as of the First Effective Time, and the assumption of the Existing Warrant Agreement by ParentCo from NAC pursuant to Section 1.1 hereof effective as of the First Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. NAC, ParentCo and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the First Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1 Preamble. The preamble to the Existing Warrant Agreement is hereby amended by deleting “Nebula Acquisition Corporation” and replacing it with “Open Lending Corporation.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references Open Lending Corporation rather than Nebula Acquisition Corporation.

2.2 Recitals. The recitals in the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows.

“WHEREAS, on December 14, 2017, Nebula Acquisition Corporation, a Delaware corporation (“Nebula Acquisition”), entered into that certain Private Placement Warrants Purchase Agreement with Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor purchased 5,000,000 warrants simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant; and

WHEREAS, on January 12, 2018, Nebula Acquisition consummated its initial public offering (the “Offering”) of units of the Nebula Acquisition’s equity securities, each such unit comprised of one share of Nebula Acquisition Common Stock (as defined below) and one-third of one Warrant (as defined below) (the “Units”) and, in connection therewith, issued 9,166,666 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of Nebula Acquisition, par value $0.0001 per share (“Nebula Acquisition Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, Nebula Acquisition filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S- 1, File No. 333-222137 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Warrants and the Nebula Acquisition Common Stock included in the Units; and

WHEREAS, Nebula Acquisition, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages thereto, the Company, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (“Open Lending”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative, are parties to a Business Combination Agreement, dated as of January 5, 2020 (as amended, the “BCA”), which, among other things, provides for the merger of Merger Sub Corp with and into Nebula Acquisition with Nebula Acquisition surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, the holders of Nebula Acquisition Common Stock shall become holders of shares of common stock of the Company, par value $0.01 (“Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the BCA, the Sponsor shall forfeit all Private Placement Warrants held by the Sponsor immediately prior to the First Effective Time (as defined in the BCA); and

WHEREAS, pursuant to the BCA and Section 4.4 of this Agreement, each Warrant has been converted into the right to purchase one share of Common Stock rather than one share of Nebula Acquisition Common Stock; and

WHEREAS, on June 10, 2020, the Company, Nebula Acquisition and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement, pursuant to which Nebula Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from Nebula Acquisition; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.4 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the BCA (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes the Business Combination, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger (as defined in the BCA) and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of NAC, ParentCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. NAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. NAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEBULA ACQUISITION CORPORATION

By:
Name:
Title:

NEBULA PARENT CORP.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment of Warrant Agreement]